LABONTE & CO.
Chartered Accountants

610 - 938 Howe Street

Vancouver, BC Canada

V6Z 1N9

Telephone (604) 682-2778

Facsimile (604) 689-2778

Email info@labonteco.com

December 10, 2002

U.S. Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washingtion, D.C. 20549

Re: InternetStudios.com, Inc. - Form S-8

Dear Sir/Madame:

We hereby consent to the use of our Auditors' Report dated May 31, 2002 to the Stockholders and Board of Directors with respect to the consolidated financial statements of the Company for the fiscal year ended December 31, 2001 which is incorporated by reference into InternetStudios.com, Inc.'s registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission on even date herewith, and to all references to our firm in such registration statement.

Sincerely,

"LaBonte & Co."

LaBonte & Co.,

Chartered Accountants

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